Exhibit 6.1

DFC Area San Pedro, Belize Opening Hours Mon to Fri 9AM to 5PM; Sat 9AM to 12PM Email address: islabonitapropertymanagement@gmail.com Phone number: +501-629-3005

Client Contract

This property management agreement dated July 22, 2024 is made By and Between PFP Limited dba Island Bonita Property Management (Kelin Mencia) whose office is located in San Pedro Town, Belize “AGENT” AND Whimsy Properties LLC “OWNER”.

Property Location: Secret Beach, Ambergris Caye

1.	Agency. The OWNER hereby employs the AGENT to lease and manage the OWNER’S property in the Secret Beach Area
2.	The detailed list of services below is available to clearly outline what Isla Bonita Property Management Limited offers. Prices will be charged accordingly with the selected services.
3.	The AGENT may withdraw funds as necessary to properly perform this contract.
4.	Following duties and responsibilities:

Section I - Physical Property Management

A.	Frequent property inspections as needed (weekly, biweekly, monthly)
B.	Photos as needed for the owner to see the condition of the property
C.	The AGENT shall contract for or undertaker the making of all necessary repairs funded by the owner and the performance of all other necessary work for the benefit of the property including all required alterations to properly carry out this contract, not in excess of One Thousand BZ Dollars (S1000BZD/ $500 USD). If the repair amount exceeds $1000 BZD, the AGENT will notify the property owner for approval. See the addendum for additional administrative fees for repair coordination.
D.	Before and after photos of maintenance work for a project.
E.	Oversight of Exterior Physical Property - management of maintenance of grounds and supervision of landscaping, pool pumps and equipment, water treatment system, utilities, and lighting.

F.	Purchase supplies for cleaning, pool, grounds, and general maintenance paid by the owner.
G.	The Agent shall perform all other necessary tasks including all things as required for the proper management, upkeep, and operation of the property as customarily performed by a Managing Agent of this type of property. This includes handling all inquiries and requests from the owner.
H.	Management of staff including caretakers and housekeepers
I.	Special projects can be coordinated by AGENT, such as obtaining project quotations, presenting to the owner, hiring contractors or in-house staff, and oversight of the project to comp|etion. A 10% Project Coordination fee will be applied to the specific project's total cost.

The agent shall employ, supervise, charge, and pay all employees and independent contractors who are reasonably required in the proper management and operation of the property as funded by the owner. Although the caretaker is employed by the AGENT, the cost incurred by employing him is the responsibility of the owner.

Monthly Fee based on selected Physical Property Management services: $800BZD or $400USD plus 12.5%GST ($300BZ or $150USD per unit)

SECTION II - Accounting Services Offered

a.	Collection of Guest Rental payments
i.	Rental payments will be collected in full by the agent.
ii.	Funds are deposited to the OWNER’S checking account less Agent commission and payment processing fees when received from the client.
iii.	when a refund is issued, it will be dispersed back to the rental client according to the refund policy on the rental agreement.
b.	Belize Tourism Board BTB accounting and payment for the hotel tax.
i.	BTB Hotel License renewal application will be completed annually.
c.	Payment of Business Tax Annual Property Tax payment
d.	Monthly utility payments including electricity (BEL), cable, water, etc. staff Payroll management including payment of Social Security and Income Tax as required.
e.	Management of QuickBooks and entry of income and expenses.
i.	Quarterly (for Home owner's Association) and annual (for individual Properties) profit & Loss statements sent by the Agent to the owner- this includes all expenses for utilities, supplies, hotel taxes, repairs, and maintenance.

Monthly Fee based on selected Accounting Services: $400BZD or $200US plus 12.5%GST.

SECTION III - Property Rental Management - Rental Revenue

a.	Guest services to include
i.	Manage online booking sites, such as VRBO.com etc.
1.	Ownership of the marketing portals with marketing companies will be in the name of the OWNER.
2.	The AGENT will have access to the websites for adjusting the property content, however, account names and passwords are not to be changed without the approval of the owner.
ii.	Reply to all guest inquiries in a responsive and friendly manner to sell rental reservations
iii.	Obtain all guest credit card information for reservation and process payment
iv.	Confirm reservation to guests by email
1.	The owner will be informed by email when each guest reservation is confirmed
v.	Communicate a list of all tours and services offered to guests
vi.	Arrange and confirm tours and services requested by guests
1.	Isla Bonita Property Management has established preferred relationships with local tour operators that provide excellent service. We want to ensure a positive tour experience for your guests.
2.	Isla Bonita Property Management earns a commission from the Tour Operator as part of our management compensation for product development and time to sell tours, manage payment, and confirm the tours and services.
vii.	Manage Guest check-in/check-out Viii. Airport pick-up/drop-off coordination
ix.	Golf Cart/bicycle rentals
x.	Housekeeping service will be provided at the OWNER’S expense for arrivals and departures
xi.	Manage overall guest experience and handle complaints
xii.	Follow up with guests to submit a review of their experience

SECTION IV - Overview

1.  Compensation of AGENT - The OWNER shall either (whichever total is the greater amount) pay the Agent as full compensation for the services of the Agent at the sum of ($1200 BZD / $600 USD) per month or a percentage (20%) commission on all bookings in which the owner collects funds for said month.

A $300 BZD/ $150 USD will be charged for each complimentary stay that requires a check- in/check-out cleaning.

2.  Duties of the OWNER - The OWNER will provide all necessary documents and records while fully cooperating with the Agent in all matters with respect to this contract. The OWNER is responsible for providing insurance with adequate coverage.

3.  Indemnity - The OWNER shall indemnify and hold the AGENT completely harmless with respect to liability, damages, costs, and expenses in connection with any damage or injury whatsoever to persons or property arising out of the use of management, operation, occupation, ownership, maintenance, or control of the property. This also includes any matter or event with respect to which it is elsewhere in this contract provided or agreed that the AGENT shall not be under the responsibility. However, the OWNER will not indemnify the AGENT against the willful misconduct of the AGENT

4.  Termination of Contract - This contract shall continue for a period of One Year (1) from the date hereof, and shall be renewed annually with the signatures of both parties. Once signed, this contract cannot be terminated within its year of duration. The only condition under which the contract can be terminated without notice is if the AGENT or OWNER fails to discharge their duties faithfully in the manner herein provided. However, either the OWNER or the AGENT can choose to not renew the contract for the following year upon written notice sent to the other party not less than thirty (30) days before the contract's expiration date.

5.  Status of this Contract if a Property Sale Occurs - In the event of a bona fide sale of the property during the validity contract, this contract will remain valid and is transferred to the new owner. The contract will remain in effect until its expiration, then it is the new

OWNER’S decision whether they want to renew for the next year.

6.  Notices - All written notices to the OWNER or to the AGENT may be emailed and/or mail.

7.  Modification - This contract may not be modified, altered, or amended in any manner except by an agreement in writing executed by Isla Bonita Property Management Limited in accordance with the Owner.

8.  Who is Bound - This contract is binding upon the parties hereto, their representatives successors, and assigns.

9.  This contract comes with all the services listed above, and the OWNER has the choice of selecting the services. Once the services are selected the OWNER or OWNERS cannot modify or eliminate any of these services. This includes choosing to handle the services on their own or through other private parties during the validity of the contract.

Total Monthly Amount: $1200BZD/$600USD plus 12.5% GST or earned commissions.

Note: The BTB and Trade License process is now more involved with new regulations in place for licensing and requires much more time and effort from our staff than previously was necessary, therefore this is a cost that is not included in the accounting fees and will be added at the rate of $3600BZD or $1800USD yearly.

This agreement shall be deemed null and void if the property cannot be constructed and made operational within 12 months from the date of signing. Furthermore, no fees, charges, or costs shall be incurred by the owner for any services, including but not limited to management, accounting, white-glove, hotel-related expenses, licensing, or inspection services, until the property is completed, operational, and in service under the terms of this agreement.

SIGNED BY:

Edwin Carrasquillo, Managing Director, OWNER
Printed Name

/s/ Edwin Carrasquillo
Signature, OWNER

Kelin s. Mencia, OWNER
Printed Name

/s/ Kelin s. Mencia
Signature, Agnet

12/03/2024, Date